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                                                                    Exhibit 10.1

                         AGREEMENT OF SALE AND PURCHASE
                          (COLLEGE CLUB AT TALLAHASSEE)


        THIS AGREEMENT OF SALE AND PURCHASE (this "AGREEMENT") is made and entered into between ACC OP ACQUISITIONS LLC, a Delaware limited liability company (hereinafter referred to as "PURCHASER"), and COLLEGE CLUB APARTMENTS AT TALLAHASSEE, L.L.C., a Florida limited liability company (hereinafter referred to as "SELLER").

                                    ARTICLE I
                                SALE OF PROPERTY

        1.1 Subject to the terms and conditions hereinafter set forth, Seller shall sell to Purchaser and Purchaser shall purchase from Seller the following described property and assets (hereinafter sometimes collectively referred to as the "PROPERTY"):

                1.1.1 That certain tract or parcel of land located in Leon County, Florida and more particularly described on EXHIBIT "A" attached hereto and fully incorporated herein by reference for all purposes, together with any easements and other rights appurtenant thereto (the "Land"), together with (without warranty) any right, title and interest of Seller, if any, in and to any mineral rights or water rights or similar rights relative to the Land and any land lying in the bed of any highway, avenue, street, road, alley, easement or right of way, open or proposed, in, on, across, abutting or adjacent to the Land.

                1.1.2 All buildings, improvements, structures, parking areas and fixtures placed, constructed or installed on the Land, whether or not same may be subject to any tenant or ground lease (the "IMPROVEMENTS");

                1.1.3 All equipment, appliances, machinery, apparatus, tools, furniture, furnishings and other tangible personal property (the "PERSONAL PROPERTY") owned by Seller and located, placed or installed on or about the Land or Improvements or used as part of or in connection with the Land or Improvements or the operations thereon;

                1.1.4 All of the rights and interests of the lessor or landlord in and to all leases and other rental agreements (written or oral) now or hereafter in effect, that grant a possessory interest in and to any space situated in the Improvements or that otherwise confer rights with regard to use of the Land or Improvements, together with all guaranties thereof (hereinafter referred to as the "TENANT LEASES"), and in all security or other deposits, if any, held by Seller in connection with the Tenant Leases;

                1.1.5 All rights, titles and interests of Seller in and to service contracts, maintenance contracts, equipment leases and similar contracts relating to the Land, the Improvements or the Personal Property (collectively, "CONTRACTS");

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                1.1.6   All permits (including without limitation certificates
        of occupancy), licenses and approvals relating to the Land, the Improvements, or the Personal Property (collectively, "PERMITS");

                1.1.7 All warranties, guaranties and bonds relating to the Land, the Improvements or the Personal Property (collectively, "BONDS");

                1.1.8 All rights and interests of Seller in and to all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies of any kind that relate to the Land, the Improvements, or the Personal Property;

                1.1.9 All promotional material, leasing material and forms, records relating to tenants, market studies, keys and other materials of any kind in Seller's possession used in the continuing operation of the Improvements;

                1.1.10 All rights, titles or interests of Seller in and to the name "College Club Apartments" or similar name (the "NAME");

                1.1.11 All right, title and interest in and to the Submission Materials (hereinafter defined); and

                1.1.12 Any and all other rights, privileges and appurtenances owned by Seller and in any way related to, or used in connection with, the development, construction, management, ownership or operation of the Land, Improvements, or Personal Property.

                                   ARTICLE II
                        PURCHASE PRICE AND EARNEST MONEY

        2.1 The purchase price (the "PURCHASE PRICE") for the Property is Eleven Million Five Hundred Five Thousand Three Hundred and No/100 Dollars ($11,505,300.00). The Purchase Price shall be payable in the manner set forth in
Article III below.

        2.2 Earnest Money (herein so called) in the amount of Ten Thousand Seven Hundred Sixty and No/100 Dollars ($10,760.00.) has heretofore been deposited in escrow with Heritage Title Company, Austin, Texas (the "Escrow Agent") by Purchaser, which Earnest Money shall be applied at Closing (hereinafter defined) to the Purchase Price in the manner provided in Article III below or otherwise disbursed to either Seller or Purchaser in accordance with the terms of this Agreement. In the event Purchaser has not theretofore terminated this Agreement, additional Earnest Money in the amount of Fifty-Three Thousand Eight Hundred and No/100 Dollars ($53,800.00) shall be deposited in escrow with Escrow Agent within two (2) business days after the expiration of the Inspection Period (hereinafter defined), at which time such additional Earnest Money shall be, for all purposes, "Earnest Money" hereunder. All Earnest Money deposited pursuant hereto shall be placed by the

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Escrow Agent in an interest bearing account pursuant to the written direction of
Purchaser, with all interest accruing thereon being for the sole account of, and payable to, Purchaser in all events, free of and from any and all claims by Seller, the Escrow Agent or any third party, and Purchaser may withdraw such interest at any time, and from time to time, as it may elect. Simultaneously with the execution of this Agreement by all parties hereto, Purchaser shall also deliver to Seller the sum of One Hundred and No/100 Dollars ($100.00) in cash ("CONTRACT CONSIDERATION"), which Seller acknowledges is adequate consideration for Seller entering into this Agreement, and which Seller shall, in all events, retain. Such Contract Consideration shall not be applied against the cash payment due at the Closing.

        2.3 Purchaser and Seller acknowledge that the Purchase Price is based in part on the projected revenue of the Property based upon the current rent roll for the Property. Purchaser and Seller agree to negotiate in good faith to agree on a fair and equitable increase or decrease in the Purchase Price in the event that the projected revenue of the Property increases or decreases between the effective date of this Agreement and that date which is seven (7) days prior to the Closing Date.

        2.4 In the event of any termination of this Agreement prior to or on December 15, 2004 which results in a portion of the Earnest Money being delivered to Seller, Seller agrees that such portion of the Earnest Money owing to Seller shall be applied by Seller to the purchase price(s) payable by Purchaser under any of the Other Agreements which are closed and consummated.

                                   ARTICLE III
                            PAYMENT OF PURCHASE PRICE

        3.1 Subject to the terms and provisions hereof, the Purchase Price shall be payable at Closing by Purchaser as follows:

                3.1.1 By Purchaser taking title to the Property assuming (subject to the non-recourse provisions thereof) Seller's existing permanent financing on the Property (the "EXISTING FINANCING"). Seller shall cooperate with and assist Purchaser in connection with the seeking of written approval, upon terms and conditions reasonably acceptable to Purchaser, from the holder of the Existing Financing (the "LENDER") for Purchaser's assumption (subject to the non-recourse provisions thereof) of the Existing Financing, and such written approval shall be a condition precedent to Purchaser's obligations hereunder. In the event that, as part of the assumption of the Existing Financing by Purchaser, Lender refuses to release Seller and Seller's guarantor of the Existing Financing from liability under the loan which arises from and after the Closing Date, then Seller may, at its option, terminate this Agreement by written notice thereof to Purchaser on or before that date which is seven (7) days prior to the Closing Date, whereupon all Earnest Money shall be immediately returned to Purchaser.

                3.1.2 By Purchaser paying cash, by wire transfer, cashier's or certified check or other evidence of funds acceptable to the Title Company for disbursement to Seller at

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        Closing, the amount of the Purchase Price, less the total amount of unpaid principal and accrued but unpaid interest owing pursuant to the Existing Financing as of the Closing Date, subject to prorations and other credits provided for in this Agreement.

        3.2 The Earnest Money and Contract Consideration, and all accrued interest thereon, shall be applied at Closing to the cash payment due on such date in accordance with Subsection 3.1.1 above or otherwise disbursed to Seller or Purchaser in accordance with the terms of this Agreement.

                                   ARTICLE IV
                                TITLE AND SURVEY

        4.1 Seller, at the Seller's sole cost and expense, shall cause to be delivered to Purchaser an ALTA Commitment for Title Insurance for the Property (the "TITLE COMMITMENT") to be issued by First American Title Insurance Company ("Title Company") through its agent, Ausley & McMullen, P.A., whose address is 227 South Calhoun Street, Tallahassee, Florida 32301 (Attention: M. Julian Proctor, Jr.), which Title Commitment contemplates the issuance of an ALTA Owner's Policy of Title Insurance (the "OWNER'S POLICY"). Purchaser acknowledges receipt of the Title Commitment.

        4.2 Seller, at Seller's sole cost and expense, shall cause to be delivered to Purchaser search reports (the "SEARCH REPORTS") showing all Uniform Commercial Code filings covering the Property in both the Office of the Secretary of State of the State of Florida and in the official records of the County in which the Land is located. The Search Reports shall be delivered no later than October 12, 2004.

        4.3 Seller, at Seller's sole cost and expense, has furnished to Purchaser copies of the most recent survey of the Land and Improvements (collectively, the "SURVEY") in Seller's possession or control. Purchaser acknowledges receipt of the Survey.

        4.4 Purchaser shall have until the later to occur of: (i) ten (10) business days following the last to occur of receipt by Purchaser of the Title Commitment and true, correct and legible copies of all instruments and documents referenced as exceptions therein, the Search Reports, and the Survey; or (ii) the expiration of the Inspection Period (hereinafter defined), to review the Title Commitment, Search Reports, and Survey ("REVIEW PERIOD"). In the event any exceptions to title appear in the Title Commitment, or any Uniform Commercial Code filings exist, or any matters appear in the Survey, that are unacceptable to Purchaser, Purchaser shall, within said Review Period, notify Seller in writing of such fact. Upon the expiration of the Review Period, Purchaser shall be deemed to have accepted all exceptions to title referenced in the Title Commitment, all Uniform Commercial Code filings referenced in the Search Reports, and all matters shown on the Survey except for matters which are the subject of a notification permitted under the following sentence, and such accepted exceptions shall be included in the term "Permitted Exceptions" as used herein. In the event that Purchaser does object to any title exceptions or matters shown in the Title Commitment and/or the Search Reports and/or the Survey within the Review Period, Seller shall have ten (10)

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days from receipt of notice of such objections ("CURE PERIOD") within which to eliminate or modify any such unacceptable exceptions or items to the reasonable satisfaction of Purchaser. Seller shall use its reasonable efforts in an attempt to so eliminate any such unacceptable exceptions or items in order to so eliminate or modify such unacceptable items. In the event that Seller is unable to eliminate or modify such unacceptable items to the satisfaction of Purchaser on or before the expiration of said Cure Period, Seller shall notify Purchaser in writing of such fact within said Cure Period. In such event, Purchaser shall, on or before the Closing, either (a) waive such objections and accept title to the Property subject to such unacceptable items (which items shall then be deemed to constitute part of the "PERMITTED EXCEPTIONS"), or (b) terminate this Agreement by written notice to Seller and receive an immediate refund of the Earnest Money, plus all accrued interest thereon, whereupon this Agreement shall automatically be rendered null and void and of no further force and effect. Notwithstanding anything set forth herein to the contrary, other than with respect to the Existing Financing, any liens, mortgages, deeds of trust or security interests affecting any portion of the Property shall not be Permitted Exceptions hereunder, and same shall be paid, satisfied and released by Seller at or prior to Closing.

        4.5 Should any exceptions to title first arise or be first discovered following the Review Period, but prior to Closing, Purchaser shall have the same right of review as described in Section 4.4 hereinabove as to such new, additional or different items or matters, except that such review period shall be for a period expiring on the date that is ten (10) days following the date Purchaser first becomes aware of such new additional or different items, and if such date is on or after the Closing Date, the Closing Date shall automatically be extended so that the Closing Date is the first business day after the tenth (10th) day of such ten (10) day period.

                                    ARTICLE V
              CERTAIN ITEMS TO BE FURNISHED TO PURCHASER BY SELLER

        5.1 On or before September 24, 2004, Seller shall deliver to Purchaser for its review the following items with respect to the Property (collectively, the "SUBMISSION MATERIALS"), to the extent not heretofore delivered to Purchaser:

                5.1.1 Copies of all Contracts, Permits and Bonds, together with detailed schedules listing such Contracts, Permits and Bonds. Purchaser shall not be obligated to assume any Contracts, Bonds or other contracts of any nature unless approved and assumed in writing by Purchaser;

                5.1.2 Copies of all ad valorem and personal property tax statements and utility bills covering the Property for the current year and for the years 2002, 2003 and 2004 (to date);

                5.1.3 Copies of all existing fire and extended coverage insurance policies and any other insurance policies pertaining to the Property;

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                5.1.4   A current schedule certified by Seller showing (as of
        the last day of the month immediately preceding the month in which such schedule is furnished to Purchaser) the tenant rent rolls for the buildings located on the Land or any ground leases affecting the Land, such schedule to contain the following information, if applicable: a list by building showing the leased premises unit number and a statement as to whether the unit is occupied or vacant; if the unit is occupied, the commencement and termination date of the lease covering that unit; the name(s) of the tenant(s); the amount of monthly rental and other charges payable thereunder; the identities of all guarantors, if any; the amount of any security or other deposit; the amount of any rent or other charges, if any, in arrears or prepaid thereunder, and the period for which any such rents and other charges are in arrears, or have been prepaid; whether the unit is, if applicable, rented on a "furnished" or "unfurnished" basis and the rental charge, if any, attributable to furniture or furnishings leased to the tenant(s); the number and period of any renewal options; and, if the unit is vacant, the normal rent for such vacant unit;

                5.1.5 True and correct copies of all existing Tenant Leases and all associated guaranties and lease and correspondence files;

                5.1.6 Copies of all certificates of occupancy and other permits, licenses or approvals relating to any portion of the Property;

                5.1.7 Copies of the "as-built" plans and specifications for the Improvements;

                5.1.8 A complete, itemized and detailed inventory of the Personal Property, fixtures and all property leased or rented by Seller being used in connection with the operation of the Property as of the date hereof;

                5.1.9 Detailed and complete operating statements respecting the Property for the current year and for the entire period of Seller's ownership thereof;

                5.1.10 Information and data relating to reimbursable expense allocations and other rent adjustments under the Tenant Leases;

                5.1.11 Maintenance and service reports covering all systems and structures in the Property, including without limitation, elevators, HVAC, plumbing, electricity, exterior roof and wall repair, foundation repair and the like;

                5.1.12 All environmental, soils, structural and/or mechanical reports covering the Property in the Seller's possession;

                5.1.13 All reports and materials in Seller's possession relating to whether the Property is in compliance with (a) Title III and Title V of the Americans with Disabilities Act of 1990, Public Law 101-336, as amplified by the final rule promulgated by the

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        Department of Justice in Section 28 of the Code of Federal Regulations,
        Part 36 and (b) the Florida Americans With Disabilities Accessibility Implementation Act, Section 553.501 et seq. of the Florida Statutes
        (2004) (collectively, the "ADA");

                5.1.14 Copies of all notices sent by any Governmental Authority or agency or third party relating to the compliance or noncompliance of the Property with any Applicable Laws;

                5.1.15 Financial statements (to include balance sheets and operating statements) for the Property for the three (3) calendar years preceding the year in which Closing occurs and for the period from January 1, 2004 to July 31, 2004;

                5.1.16 Any promissory notes, mortgages, guarantees, assignments and other documents, instruments, agreements and correspondence evidencing or executed in connection with the Existing Financing (collectively, the "EXISTING FINANCING DOCUMENTS");

                5.1.17 Any other documents, agreements, instruments, books and records relating to the construction, ownership, operation, management or maintenance of the Property; and

                5.1.18 A Schedule setting forth the following information relative to the Existing Financing as of the date of delivery of such
        Schedule: unpaid principal balance; interest rate; balance of tax escrow; balance of repair/ replacement escrow: and balance of capital reserve escrow.

        5.2 Purchaser shall indicate in writing the unacceptability of any item delivered by Seller in accordance with Section 5.1 on or before the expiration of the Inspection Period (hereinafter defined). In the event that Purchaser finds any such item unacceptable in Purchaser's sole discretion, or for no reason at all, Purchaser shall have the right to terminate this Agreement in accordance with Article VII hereinbelow, and upon such termination the Earnest Money, plus accrued interest, shall be immediately returned to Purchaser, whereupon this Agreement shall be rendered null and void and neither party hereto shall have any rights or obligations hereunder. If Purchaser wishes to terminate this Agreement based upon its objections to the Existing Financing Documents, notice of termination shall be delivered no later than two o'clock (2:00) p.m., Central Time on September 27, 2004.

                                   ARTICLE VI
                              INTENTIONALLY OMITTED

                                   ARTICLE VII
                                   INSPECTION

        7.1 Seller agrees that Purchaser shall have until September 27, 2004 (the "INSPECTION PERIOD") in which to make all inspections or investigations desired by Purchaser with respect to the

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Property or any portion thereof. In that regard Purchaser, personally or through its authorized agents or representatives, shall be entitled to enter upon the Land and the Improvements at all reasonable times; provided, however, Purchaser shall give Seller not less than twenty-four (24) hours notice prior to the inspection if it desires to see the interior of any Improvements which are occupied by tenants in order to permit Seller to make appropriate arrangements for such inspection. Seller agrees to allow Purchaser personally, or through its duly authorized agents or representatives, to inspect and make copies of all books, records, operating statements, leases and such service contracts, franchise agreements and franchise materials, if any, construction contracts, employment agreements, assessments (special or otherwise), ad valorem and personal property tax bills and statements, utility bills, insurance policies, building permits, certificates of occupancy, notices or correspondence from governmental entities or tenants, and related items as are in Seller's possession or readily available, and Purchaser, or its authorized agents or representatives, shall have the right to make such investigations of the Land, the Improvements and aforesaid items as Purchaser deems necessary. Following the date of the expiration of the Inspection Period, Purchaser shall continue to have the right to enter upon the Property (after appropriate notice as set forth above) to conduct additional inspections, and in accordance with such continuing right of inspection, Purchaser shall have access to all books and records of the Property notwithstanding the fact that the Inspection Period (and rights of termination of this Agreement pursuant to such Inspection Period) may have expired. In the event that this transaction is not consummated, Purchaser shall return all such information and items to Seller including all of the submission materials furnished by Seller to Purchaser pursuant to Article V of this Agreement, together with copies, without representation or warranty of any kind, of all third party reports obtained by Purchaser during the course of its inspection. Purchaser will indemnify, defend and hold Seller harmless from any and all loss, cost, expense, damage, liability, action or cause of action arising from (i) any physical property damage caused by Purchaser in the course of any inspection, study or investigation by Purchaser, (ii) any injury to persons caused by Purchaser in the course of such inspection, study or investigation and (iii) any mechanics or materialmen's liens placed upon or against the Property or any portion thereof as a result of such inspection, study or investigation. The foregoing indemnification and hold harmless provision shall survive the termination of this Agreement.

        7.2 If, within the Inspection Period, Purchaser shall, for any reason in Purchaser's sole discretion, judgment and opinion, disapprove or be dissatisfied with any aspect of the Land, the Improvements or any item examined by Purchaser pursuant to Sections 5.1 or 7.1, or for no reason at all, then Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller on or before the expiration of the Inspection Period, and the Earnest Money, and all accrued interest thereon, shall be immediately returned to Purchaser, whereupon this Agreement shall automatically be rendered null and void and thereafter neither Seller nor Purchaser shall have any further obligation or liabilities to the other hereunder. Notwithstanding anything set forth herein to the contrary, in the event that Purchaser does not affirmatively and unequivocally elect, by written notice to Seller thereof prior to the expiration of the Inspection Period, to waive its right to terminate this Agreement pursuant to this Section 7.2, Purchaser shall be deemed to have terminated this Agreement pursuant to this Section 7.2 as of the expiration of the Inspection Period and the Earnest Money previously deposited by Purchaser with Escrow Agent shall be immediately returned by

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Escrow Agent to Purchaser, whereupon this Agreement shall automatically be terminated and thereafter neither Seller nor Purchaser shall have any further obligations or liabilities to the other hereunder except as otherwise provided herein.

        7.3 Following the expiration of the Inspection Period, Purchaser may terminate this Agreement by written notice thereof to Seller if Lender advises Purchaser that Purchaser's assumption of the Existing Financing is not or will not be approved or if Purchaser reasonably determines that Purchaser and Lender will not agree upon the terms and provisions of the Assumption Documents. In the event that Purchaser terminates this Agreement pursuant to this Section 7.3 on or before October 20, 2004, then the Earnest Money shall be returned by Escrow Agent to Purchaser and, thereafter, neither Seller nor Purchaser shall have any further duties or obligations hereunder. In the event that Purchaser terminates this Agreement pursuant to this Section 7.3 following October 20, 2004 and on or before November 15, 2004, then, notwithstanding anything set forth herein to the contrary, twenty-five percent (25%) of the Earnest Money then on hand with Escrow Agent hereunder shall be delivered to Seller and seventy-five percent (75%) of the Earnest Money on hand with Escrow Agent hereunder shall be returned to Purchaser and, thereafter, neither Seller nor Purchaser shall have any further duties or obligations hereunder. In the event that Purchaser terminates this Agreement pursuant to this Section 7.3 following November 15, 2004 and on or before December 15, 2004, then, notwithstanding anything set forth herein to the contrary, fifty percent (50%) of the Earnest Money then on hand with Escrow Agent hereunder shall be delivered to Seller and fifty percent (50%) of the Earnest Money on hand with Escrow Agent hereunder shall be returned to Purchaser and, thereafter, neither Seller nor Purchaser shall have any further duties or obligations hereunder. In the event that Purchaser extends the Closing Date to January 17, 2005 as provided in Section 8.1 hereof, and Purchaser terminates this Agreement pursuant to this Section 7.3 following December 15, 2004 and on or before January 17, 2005, then, notwithstanding anything set forth herein to the contrary, seventy-five percent (75%) of the Earnest Money then on hand with Escrow Agent hereunder shall be delivered to Seller and twenty-five percent (25%) of the Earnest Money on hand with Escrow Agent hereunder shall be returned to Purchaser and, thereafter, neither Seller nor Purchaser shall have any further duties or obligations hereunder. In the event that Purchaser extends the Closing Date to February 15, 2005 as provided in Section 8.1hereof, and Purchaser terminates this Agreement pursuant to this Section 7.3 following January 17, 2005, then, notwithstanding anything set forth herein to the contrary, all of the Earnest Money then on hand with Escrow Agent hereunder shall be delivered to Seller and, thereafter, neither Seller nor Purchaser shall have any further duties or obligations hereunder.

                                  ARTICLE VIII
                           CLOSING; COSTS; PRORATIONS

        8.1 The closing of the transaction contemplated herein (the "CLOSING") shall be held on or before that date (the "CLOSING DATE") which is the earlier to occur of (1) December 15, 2004 (the "OUTSIDE CLOSING Date") and
(2) the later to occur of (a) that date which is ten (10) days after the date on which Purchaser notifies Seller in writing (a "CLOSING NOTICE") that (i) the

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Assumption Documents and the "Assumption Documents" under each of the Other
Agreements (hereinafter defined) are in final form and agreed to by Purchaser, Lender and the "Lender" under each of the Other Agreements and (ii) all other conditions of the Lender and the "Lender" under each of the Other Agreements to the assumption by Purchaser of the Existing Financing and the assumption by Purchaser of the "Existing Financing" under each of the Other Agreements have been satisfied, and (b) October 20, 2004, or such other date as may be agreed to in writing by Seller and Purchaser; provided, however, if such date is a Saturday, Sunday or banking holiday, the Closing shall be the next regular business day. The Closing shall be held through escrow at the office of the Title Company's agent, Ausley and McMullen, P.A., or at such other location as may be acceptable to both Seller and Purchaser.

        Notwithstanding the foregoing, in the event that each of the conditions set forth in Section 8.1(2)(a) hereinabove have not been satisfied on or before December 15, 2004, then Purchaser may, at its option, extend the Outside Closing Date to January 17, 2005 by written notice thereof to Seller; and if Purchaser does not so extend the Closing Date, then this Agreement shall thereupon automatically terminate, fifty percent (50%) of the Earnest Money shall be returned to Purchaser and fifty percent (50%) of the Earnest Money shall be delivered to Seller and, thereafter, neither Seller nor Purchaser shall have any further duties or obligations hereunder. In addition, in the event that Purchaser extends the Outside Closing Date to January 17, 2005 as provided in the immediately preceding sentence, and each of the conditions set forth in
Section 8.1(2)(a) hereinabove have not been satisfied on or before January 17, 2005, then Purchaser may, at its option, extend the Outside Closing Date to February 15, 2005 by written notice thereof to Seller; and if Purchaser does not so extend the Closing Date, then this Agreement shall thereupon automatically terminate, twenty-five percent (25%) of the Earnest Money shall be returned to Purchaser and seventy-five percent (75%) of the Earnest Money shall be delivered to Seller and, thereafter, neither Seller nor Purchaser shall have any further duties or obligations hereunder.

        Notwithstanding anything set forth herein to the contrary, in the event that each of the conditions set forth in Section 8.1(2)(a) hereinabove have not been satisfied on or before February 15, 2005 , then this Agreement shall thereupon automatically terminate, the Earnest Money shall be delivered to Seller and, thereafter, neither Seller nor Purchaser shall have any further duties or obligations hereunder. At such time as Purchaser delivers to Seller a Closing Notice, Purchaser will be deemed to have waived the conditions set forth in Sections 8.6.3 and 8.6.4 hereof.

        Notwithstanding the foregoing, if the Closing Date, as hereinabove determined, would occur after December 15, 2004 and on or before January 4, 2005, then the Closing Date shall automatically be extended so that the Closing Date will be on January 5, 2005.

        The procedure to be followed by the parties in connection with the Closing shall be as follows:


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                8.1.1   At the Closing, the Seller shall cause to be delivered
        to the Title Company the items specified herein and the following documents and instruments duly executed and acknowledged, in recordable form, for the Property:

                        8.1.1.1 A Special Warranty Deed (the "DEED") dated as of
                the Closing Date, in the form of EXHIBIT "B" attached hereto and made a part hereof by reference for all purposes, conveying to Purchaser or its assignee the Land and Improvements, free and clear of any liens or encumbrances other than the Permitted Exceptions;

                        8.1.1.2 An Assignment of Landlord's Interest in Leases,
                Security and Other Deposits and Service Contracts and Assumption Agreement (the "ASSIGNMENT OF LEASES") dated as of the Closing Date, in the form of EXHIBIT "C" attached hereto and made a part hereof by reference for all purposes, in favor of Purchaser or its assignee, including all Tenant Leases and other leases, and all security, damage or other deposits and prepaid rents, covering all or any part of the Land, Improvements or Personal Property, free and clear of any liens or encumbrances except only the Permitted Exceptions, and assigning to Purchaser such Contracts as may be designated by Purchaser;

                        8.1.1.3 A Blanket Conveyance, Bill of Sale and
                Assignment (the "BILL OF SALE"), dated as of the Closing Date, in the form of EXHIBIT "D" attached hereto and made a part hereof by reference for all purposes, conveying and assigning title to all Personal Property (which shall include, but not be limited to, all Personal Property indicated in the inventory delivered to Purchaser in accordance with Section 5.1.8) hereof, Permits, Bonds, Submission Materials not conveyed by separate document, Name and other intangible property, free and clear of any liens or encumbrances except the Permitted Exceptions;

                        8.1.1.4 An affidavit (the "AFFIDAVIT") regarding debts
                and liens executed by or on behalf of Seller and dated as of the Closing Date, in the form of EXHIBIT "E" attached hereto and made a part hereof by reference for all purposes;

                        8.1.1.5 A rent roll (the "RENT ROLL") for the Property,
                certified by Seller to be true and correct as of the Closing Date and in the form of EXHIBIT "F" attached hereto and made a part hereof by reference for all purposes;

                        8.1.1.6 Evidence reasonably acceptable to Purchaser and
                Title Company, authorizing the consummation by Seller of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Seller;

                        8.1.1.7 All keys to all locks on the Property in the
                possession of Seller and originals or copies of the books and records and of all original documents in the possession of the Seller which are reasonably necessary for the continued operation of the Property, including, but not limited to all applications, correspondence and credit reports relating to each such tenant and original copies of all Tenant Leases;

                        8.1.1.8 Originals of all Tenant Leases, Contracts which
                are assumed by Purchaser, Permits, Bonds and other Submitted Materials;

                        8.1.1.9 All plans, specifications, mechanical,
                electrical and plumbing layouts, operating manuals, leasing information and similar items in the possession of Seller and utilized in connection with the operation of the Property;

                        8.1.1.10 Current tax statements covering the Land and
                Improvements, if available and if not previously furnished, and tax certificates for previous years;

                        8.1.1.11 An assignment, dated as of the Closing Date,
                assigning to Purchaser or its assignee all of Seller's interest in and to all existing assignable guaranties, warranties and bonds issued in connection with the construction, alteration, maintenance and repair of any portion of the Property, in the form of EXHIBIT "G" attached hereto and made a part hereof by reference for all purposes, together with an original copy of each such guaranty, warranty and bond;

                        8.1.1.12 A certificate dated not less than ten (10) days
                prior to the Closing Date, evidencing no UCC-1 Financing Statements or other filings pursuant to the applicable Uniform Commercial Code with respect to the Property, other than those existing with respect to the Existing Financing;

                        8.1.1.13 A letter addressed to each tenant, in the form
                of EXHIBIT "H" attached hereto and made a part hereof by reference for all purposes;

                        8.1.1.14 An Affidavit from Seller and any other parties
                required pursuant to Section 1445 of the Internal Revenue Code of 1986 (the "INTERNAL REVENUE CODE") and/or regulations relating thereto stating, under penalties of perjury, (a) that neither Seller nor any other party so swearing is a foreign person within the meaning of Section 1445 of the Internal Revenue Code, (b) the U.S. taxpayer identification number of Seller and such other parties, if any, (c) the home address of Seller and such other parties (or the business address if any such party is not an individual), and (d) such other information as may be required by regulations enacted by the Department of Treasury, in connection with Section 1445 of the Internal Revenue Code. An executed counterpart of this Affidavit will be furnished to the Internal Revenue Service and Purchaser at Closing. In the event Seller fails to deliver such Affidavit at Closing or Seller delivers such Affidavit but Purchaser has actual knowledge that such Affidavit is false or Purchaser receives notice that the Affidavit is false from any agent of Purchaser or Seller, Purchaser shall be entitled to withhold from the Purchase Price a sum equal to ten percent (10%) of the total amount which otherwise would have been realized by Seller from the sale contemplated by this Agreement, or such other amount as is required by applicable regulation, which sum will be paid by Purchaser to the United States Treasury pursuant to the requirements of Section 1445 of the Internal Revenue Code and the regulations relating thereto;

                        8.1.1.15 Possession of the Property, subject only to the
                Tenant Leases and the Permitted Exceptions;

                        8.1.1.16 A letter agreeing to the proration of items
                pursuant to Section 8.5 of this Agreement in the form of EXHIBIT "I" attached hereto; and

                        8.1.1.17 To the extent required by the Lender,
                counterparts of the Assumption Documents (hereinafter defined).

                8.1.2 At the Closing, the Purchaser, or its assignee, shall cause to be delivered to the Title Company the following documents and instruments:

                        8.1.2.1 Funds payable to the Title Company representing
                the cash payment due in accordance with Article III hereof, less the Earnest Money (as such sum may be augmented pursuant to Article VI hereinabove), and all accrued interest thereon, which shall be applied to the total cash payment required;

                        8.1.2.2 A letter addressed to each tenant, duly executed
                by Purchaser or its assignee, in the form of EXHIBIT "H" attached hereto;

                        8.1.2.3 Evidence reasonably acceptable to Seller and
                Title Company, authorizing the consummation by Purchaser or its assignee of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Purchaser or its assignee;

                        8.1.2.4 A letter agreeing to the proration of items
                pursuant to Section 8.5 of this Agreement in the form of EXHIBIT "I" attached hereto; and

                        8.1.2.5 The documents required by the Lender whereby
                Purchaser assumes the Existing Financing, subject to the nonrecourse provisions thereof (collectively, "Assumption Documents").

                8.1.3 At the Closing, the Seller and Purchaser shall cause to be delivered to the Title Company such other instruments and documents as may be reasonably necessary and appropriate in order to complete the Closing of the transactions contemplated hereunder.

        8.2 Upon the completion of the deliveries specified in Section 8.1 above, the Title Company, as escrow agent, shall be authorized to cause the appropriate closing documents to be immediately recorded in the appropriate records of the County in which the Property is located and shall deliver the balance of the proceeds from the sale, after deducting all expenses thereof chargeable to Seller under this Agreement, as set forth in the closing statement signed by Seller, to Seller.

        8.3 At Closing, Seller shall cause the Title Company to deliver to Purchaser a "mark-down" of the Commitment Policy in the full amount of the Purchase Price, wherein the Title Company shall insure that good and marketable title to the Land and Improvements is vested in Purchaser, containing no exceptions to such title other than the Permitted Exceptions, and Seller shall direct the Title Company to deliver the Owner's Policy to Purchaser no later than fifteen (15) days after Closing, and the Title Company shall agree in writing to so deliver the Owner's Policy.

        8.4 Seller shall pay (i) any costs of curing title objections, (ii) Seller's proportionate share of the prorations set forth in Section 8.5, (iii) the cost of Purchaser's Owner's Policy, including any additional premium for extended coverage or modification of the standard printed exceptions, (iv) that part of the loan assumption fee charged by Lender associated with Purchaser's assumption of the Existing Financing in excess of one percent (1%) of the unpaid principal amount of the Existing Financing, (v) one-half of any escrow fee charged by the Title Company and (vi) all documentary stamps, conveyance taxes, deed stamps or similar taxes or exactions, and local surtaxes, if applicable, due with respect to the conveyance of the Property. Purchaser shall pay (i) any costs associated with updating the Survey (at Purchaser's election), (ii) all costs and expenses of the Lender associated with Purchaser's assumption of the Existing Financing (other than any loan assumption fee) and any loan assumption fee charged by Lender up to one percent (1%) of the unpaid principal amount of the Existing Financing, (iii) an recording costs associated with the Deed and the loan assumption agreement, (iv) all documentary stamps, assumption taxes or similar taxes or exactions relating to Purchaser's assumption of the Existing Financing and (v) one-half of any escrow fee charged by the Title Company. Each party shall pay its own attorneys' fees.

        8.5 Rental and other income due and payable for the calendar month in which Closing occurs, real estate and personal property ad valorem taxes, charges and assessments (special or otherwise), insurance premiums (if Purchaser elects to accept an assignment from Seller of any assignable insurance policies applicable to the Property), utility charges, and other operating expenses shall be prorated at the Closing, effective as of midnight on the date immediately prior to the Closing Date, based upon actual days involved. Any and all security, damage or other deposits, any and all fees and/or charges applicable to the current academic year or future academic years, and any and all prepaid rents shall be credited against the Purchase Price or paid in cash by Seller to Purchaser at the Closing. All maintenance and service contract expenses (whether or not service is continued by Purchaser) and utility charges shall be determined to the date of the Closing and paid by Seller to the greatest extent practicable. If such charges and expenses are unavailable on the Closing Date, such charges shall be prorated at Closing using the best information available, and a readjustment shall be made within ten (10) days following the availability of meter readings and accurate bills and figures. At Closing, the parties shall enter into a letter agreement setting forth the procedure for adjustment of any such proration items should the actual amounts of any proration items differ from the amounts utilized at Closing, with such letter agreement to be in the form of EXHIBIT "I" attached hereto and made a part hereof by reference for all purposes. In connection with the proration of real and personal property taxes and assessments (special or otherwise), in the event that actual figures for the year of Closing are unavailable on the Closing Date, an estimated proration shall be made utilizing figures from the preceding year, with said proration to be adjusted in cash between the parties, based on actual taxes and assessments for the year of Closing, at the time such actual taxes and assessments are determined and available, in accordance with the terms and provisions of the letter agreement attached hereto as EXHIBIT "I". In the event the Purchaser shall at its sole election challenge any taxes and assessments or other charges described in this Section 8.5, Seller agrees any money due to Seller as a post-closing adjustment under EXHIBIT "I" shall be offset by all costs and expenses (including reasonable attorneys' fees) incurred by Purchaser in pursuing any such challenges.

        8.6 Conditions Precedent. The following shall be conditions precedent to Purchaser's obligations hereunder:

                8.6.1 All representations and warranties of Seller shall be true and correct as of the Closing Date, without any limitation as to best of knowledge or the receipt of written notice, and Seller shall not be in default hereunder.

                8.6.2 The condition of the Property shall not change after the date hereof, unless caused by Purchaser.

                8.6.3 The Lender shall have executed and delivered to Purchaser (i) an agreement whereby Lender gives its unconditional written consent to Purchaser's taking title to the Property subject to the Existing Financing and (ii) an estoppel certificate stating (a) that there is no default under the Existing Financing, and no event or condition then exists which, with the giving of notice and/or lapse of time, would constitute such a default, (b) that the Existing Financing is not "cross-collateralized" or "cross-defaulted" with any other indebtedness, (c) the current balances of accrued but unpaid interest and principal owing on the Existing Financing, (d) the current balances of any escrow or impound accounts maintained with Lender in connection with the Existing Financing, (d) that Lender is the sole owner and holder of the Existing Financing and has not sold, assigned, pledged or hypothecated any interest therein and (e) following the Closing, Lender will not declare a default under the Existing Financing as a result of any action or inaction on the part of Seller, with each such document to be in form and substance reasonably acceptable to Purchaser.

                8.6.4   Lender and Purchaser have executed the Assumption
        Documents.

                8.6.5 The transactions contemplated by the following other Agreements of Sale and Purchase (the "Other Agreements") shall be closed and consummated contemporaneously with the Closing:

                        8.6.5.1 Agreement of Sale and Purchase of even date
                herewith by and between Purchaser and University Club Apartments of Gainesville, L.L.C. with respect to real and personal property in Alachua County, Florida and known as "University Club Apartments";

                        8.6.5.2 Agreement of Sale and Purchase of even date
                herewith by and between Purchaser and University Club Apartments of Tallahassee, L.L.C. with respect to real and personal property in Leon County, Florida and known as "University Club Apartments";

                        8.6.5.3 Agreement of Sale and Purchase of even date
                herewith by and between Purchaser and The Grove at University Club, L.L.C.. with respect to real and personal property in Leon County, Florida and known as "The Grove at University Club"; and

                        8.6.5.4 Agreement of Sale and Purchase of even date
                herewith by and between Purchaser and The Greens at College Club, L.L.C. with respect to real and personal property in Leon County, Florida and known as "The Greens at College Club".

If and to the extent any of the Other Agreements shall be terminated by Purchaser in accordance with the terms thereof, then such Other Agreement(s) shall thereupon be excluded from the definition of "Other Agreements" hereunder.

        If any of the conditions precedent set forth in this SECTION 8.6 or elsewhere in this Agreement shall fail to be satisfied (or expressly waived by Purchaser in writing) as of the Closing, Purchaser may, at its option, either
(i) terminate this Agreement by written notice thereof to Seller, whereupon the Earnest Money shall be immediately returned to Purchaser and, thereafter, neither Seller nor Purchaser shall have any further duties or obligations hereunder or (ii) waive the same and proceed to Closing.

                                   ARTICLE IX
              COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES

        9.1     Seller hereby covenants to and agrees with Purchaser as follows:

                9.1.1 At all times from the date of this Agreement to the Closing, Seller shall cause to be maintained in force (i) all Permits and Bonds and (ii) casualty and liability insurance with respect to damage or injury to person or property occurring on the Property in at least such amounts as are maintained by Seller on the date of this Agreement;

                9.1.2 At all times from the date of this Agreement to the Closing, Seller shall keep and perform all of the obligations to be performed by the landlord under the Tenant Leases for the improvements situated on the Land, including without limitation any maintenance of the Property to be performed by the landlord under such Tenant Leases. Seller agrees to use its best efforts from the date hereof to retain the existing tenants and to secure new tenants for the Property, at rentals and upon terms and conditions approved by Purchaser in Purchaser's reasonable judgment, but Seller shall not enter into any new or renewal leases for a term which would expire later than September 1, 2005, nor shall Seller enter into any new or renewal service, maintenance or management agreement with respect to all or any portion of the Property without Purchaser's prior written approval;

                9.1.3 Seller shall obtain all such written consents and approvals as may be required in order to permit Seller to perform its obligations under this Agreement except that Purchaser shall be responsible for applying for and obtaining Lender's approval for Purchaser's assumptions of the Existing Financing;

                9.1.4 Prior to the Closing, Seller shall manage and use the Property in accordance with all Applicable Laws and in substantially the same manner as it has been managed and used up to and including the date hereof, subject, however, to all relevant provisions of this Agreement;

                9.1.5 Prior to the Closing, Seller shall maintain the buildings and other Improvements on the Land in good condition and repair, except for normal wear and tear and any casualty or condemnation, and Seller shall not remove any fixtures, equipment, furnishings and other personalty therefrom without replacing them with substantially similar items of equal or greater value nor shall Seller in any manner neglect the Property or cause or permit waste thereof;

                9.1.6 Subject to the prorations set forth in Section 8.5, Seller shall cause all trade accounts and costs and expenses of operation and maintenance of the Property incurred prior to the Closing to be promptly paid when due;

                9.1.7 Seller shall (a) give notice to Purchaser immediately upon (i) Seller's receipt of any notice from any Governmental Authority (hereinafter defined) of a violation of any Applicable Laws (hereinafter defined) or acquiring knowledge of the receipt of any such notice by any tenant of any portion of the Property and (ii) acquiring knowledge of the presence of any hazardous substances, solid wastes or Hazards (hereinafter defined) on the Property in a condition that is resulting or could reasonably be expected to result in any adverse environmental impact, with a full description thereof; and (b) promptly comply with all Applicable Environmental Laws (hereinafter defined) requiring the notice, removal, treatment, or disposal of such hazardous substances, solid wastes, or Hazards and provide Purchaser with satisfactory evidence of such compliance;

                9.1.8 At all times, Seller shall keep Purchaser fully and timely informed as to the status of, and developments regarding the leasing of the Property. Seller shall promptly forward to Purchaser copies of any and all documents, correspondence and other materials sent to or from Seller in connection with any of the foregoing;

                9.1.9 Seller shall timely comply with all terms, provisions and conditions of the Existing Financing Documents and any other agreement to which it is a party or by which it is bound and promptly forward to Purchaser copies of any notices of default given or received by Seller in connection therewith; and

                9.1.10 Until the Closing Date, Seller will not enter into, solicit or consider any "back-up" contracts or other contracts or offers for the sale or conveyance of the Property, or any portion thereof. Any action taken by a third party real estate agent without the authorization or direction of Seller shall not be deemed a violation of this Section 9.1.10.

        9.2 In addition to the representations and warranties contained in other articles and sections of this Agreement, Seller hereby represents and warrants to Purchaser, which representations and warranties shall be true and correct as of the date hereof and on the Closing Date, and the truth of which shall be a condition precedent to Purchaser's obligations to close the transaction contemplated herein, that:

                9.2.1 There are no actions, suits, litigation or proceedings pending or, to the best knowledge and belief of Seller, threatened or asserted against Seller or the Property affecting Seller or any portion of the Property, at law or in equity or before or by arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign;

                9.2.2 Seller has not received any notices of any condemnation actions, special assessments or increases in the asserted valuation of taxes or other impositions of any nature which are pending or being contemplated with respect to the Property or any portion thereof;

                9.2.3 Except as to the Permitted Exceptions, there are no liens or security interests against the Land, the Improvements or against any other portion of the Property, nor are there any actions pending which would result in the creation of any lien for any Improvements, and Seller shall not create or voluntarily permit to be created any liens, easements or other conditions affecting any portion of the Property without the prior written consent of Purchaser. At the Closing, there will be no unpaid bills or claims in connection with any construction or repair of the Improvements or other work performed or material purchased in connection with the Improvements;

                9.2.4 No portion of the Property shall be subject at the Closing to the burdens or obligations of any management or leasing agreement or understanding respecting the Property, so that Purchaser shall receive the Property free and clear of any such burdens or obligations and shall be free to enter into a management agreement or arrangement with a manager of its own choice. As of the Closing, there will not be any service, supply or maintenance agreements with respect to the Property or any portion thereof unless the same can be canceled upon thirty (30) days notice, without the necessity of any termination penalty or premium. All persons who are currently employed by Seller in connection with the management, operation or maintenance of the Property, unless otherwise agreed by Purchaser in writing or employed pursuant to a service, supply or maintenance agreement assumed by Purchaser at Closing, shall be terminated by Seller at or prior to Closing, and Seller shall indemnify and hold Purchaser harmless of and from any and all claims, demands and actions by such employees;

                9.2.5 Seller has all requisite corporate or company power and authority to own its property, operate its business, enter into this Agreement and consummate the transactions herein contemplated, and by proper corporate action has duly authorized the execution and delivery of this Agreement and the consummation of the transaction herein contemplated and no permission, approval or consent by third parties or Governmental Authorities is required in order for Seller to consummate this Agreement;

                9.2.6 To the best of Seller's knowledge, the Land is, and on the Closing Date will be, zoned by Applicable Laws which shall permit the existence of the current Improvements on the Land, the current operation of the existing Improvements thereon and the use by the tenants thereof, and except for such zoning, there are no governmental or private regulations, orders, agreements or instruments restricting the current use and operation of the Land as currently used except as may be shown in the Title Commitment to be provided in accordance with
        Section 4.1 hereof;

                9.2.7 This Agreement is a valid obligation of Seller and is binding upon and enforceable against Seller in accordance with its terms;

                9.2.8 The consummation by Seller of the transactions contemplated hereby do not, and at the Closing Date will not, constitute a violation of any order, rule or regulation applicable to Seller or any portion of the Property of any court or of any federal or state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Seller or any portion of the Property;

                9.2.9 Seller is the owner of good and marketable fee simple title to the Property, free and clear of any liens, deeds of trust, pledges, security interests, leases, charges, encumbrances or restrictions of any kind, except as will be shown in the Title Commitment to be provided in accordance with Article IV hereof;

                9.2.10 Seller is not in default under any indenture, mortgage, deed of trust or loan agreement or under any other restrictions, covenants or agreements to which it is a party or by which it is bound and which in any way affects the Property. Seller is not a party to, nor bound by, any agreement or any order or decree of any court or governmental agency which might to a material degree adversely affect any portion of the Property;

                9.2.11 To the best of Seller's knowledge, at Closing, the existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the Land as of the date hereof will not be impaired or reduced. To the best of Seller's knowledge, all existing utilities enter the Land through adjoining public streets or private land in accordance with valid public or private easements that will inure to the benefit of Purchaser and its successors and assigns. To the best of Seller's knowledge, all of said utilities have been fully installed and are operating, with all installation and connection charges paid in full, and the right to the return of any deposit made in connection therewith shall inure to the benefit of Seller;

                9.2.12 Seller has paid all taxes, charges and assessments (special or otherwise) required to be paid to any taxing authority which could in any way now or hereafter constitute a lien against the Property or any part thereof (except for taxes and assessments for the current year). Seller has not received any notice from any taxing authority or governmental agency asserting that Seller has failed to file or has improperly filed any tax return or report required to be filed by it, or that it has not paid all taxes, charges or assessments now owing by it (except current taxes and assessments not yet delinquent) which could in any way now or hereafter constitute a lien against the Property or any part thereof; and no action or proceeding is now pending by a governmental agency or authority for the assessment or collection of such taxes, charges or assessments against Seller. To the best of Seller's knowledge, the Property is not the subject of any taxes, assessments, fees of any type or kind relating to the imposition of any roadway, utility or other district created or assessed by the State of Florida, or any governmental agency or subdivision thereof, including the municipality in which the Property is located, and Seller has not received any notice of any such taxes, assessments or fees;

                9.2.13 With regard to Seller's schedules (including cash flow reports and financial data, operating expenses, property facts, mortgage information and lease characteristics) and other financial reports, financial statement and other information relating to the Property which have been or are to be furnished to Purchaser, to the best of Seller's knowledge, the same are true and correct and Seller has not intentionally misrepresented the information shown thereby, and to the best of Seller's knowledge there are no materially misleading or inaccurate items or information shown thereby or contained therein;

                9.2.14 Seller has not received any notices from any insurance company of any defects or inadequacies in the Property or any part thereof which would adversely affect the insurability of the Property or the premiums for the insurance thereof;

                9.2.15 The copies of the Tenant Leases to be delivered to Purchaser in accordance with the terms of this Agreement (and to be assigned at Closing) are and shall be true and correct and constitute all of the leases affecting the Property, and no tenants are or shall be entitled to any rebates, allowances, rent concessions or free rent for any period subsequent to the Closing without the prior written consent of Purchaser; all obligations and items of an inducement nature to be performed by the landlord under the Tenant Leases have been fully performed and no commitments have been made to any tenant for repairs or improvements other than a general landlord requirement for normal maintenance in the future; other than in connection with the Existing Financing, no rents due under any of said leases have been assigned, hypothecated or encumbered; no Tenant Leases shall be further modified or amended without the prior written consent of Purchaser; no tenant has any purchase option, right of first refusal, or other interest (other than its leasehold tenancy for a specified term as stated in its lease); no tenant has given Seller notice of its intention to vacate its leased premises prior to the end of the primary term (or any current renewal or extended term); all of the Tenant Leases are in full force and effect without current default by either Seller or the respective tenants; there are no pending claims asserted by any tenants for offsets against rent or any other claims (whether monetary or otherwise) made against Seller as landlord under the Tenant Leases; and there are no fees or commissions payable to any person or entity in regard to the Tenant Leases or the Property except as specifically set forth herein;

                9.2.16 To the best of Seller's knowledge, all Permits necessary for the operation and occupancy of the Property, including, but not limited to, all building and use permits and a certificate of occupancy, have been obtained on all operations to date and shall be maintained through Closing;

                9.2.17 Seller has not received any notice of any violation of any, and to the best of Seller's knowledge it has complied with each, ordinance, regulation, law or statute pertaining to the Property or any portion thereof, and the location and construction, occupancy, operation and use of the Improvements do not and will not violate any applicable law, statute, ordinance, rule, regulation, policy, order or determination of any federal, state, local or other governmental authority ("GOVERNMENTAL AUTHORITY" or "GOVERNMENTAL AUTHORITIES") or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction affecting any portion of the Property, including without limitation, any applicable zoning ordinances and building codes, ADA, flood disaster laws, and health and environmental laws, rules and regulations (hereinafter collectively called the "APPLICABLE LAWS");

                9.2.18 To the best of Seller's knowledge, neither the Property or Seller are the subject of any pending or threatened investigation or inquiry by any Governmental Authority, or are subject to any remedial obligations under any Applicable Laws pertaining to health or the environment ("APPLICABLE ENVIRONMENTAL LAWS"), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1987, as amended ("RCRA"), and this representation and warranty would continue to be true and correct following disclosure to any applicable Governmental Authority of all relevant facts, conditions, and circumstances pertaining to the Property and/or Seller;

                9.2.19 To the best of Seller's knowledge, the use which Seller makes of the Property does not result in the disposal or release of any hazardous substance, solid waste or other substance known or suspected to pose a threat to health or the environment ("HAZARD") on, in or to the Property. The terms "hazardous substance" and "release" shall each have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") shall each have the meanings specified in RCRA;

                9.2.20  Intentionally Omitted;

                9.2.21 Neither Seller nor, to the best of Seller's knowledge and belief, any tenant of any portion of the Property, has received any notice from any Governmental Authority with respect to any violation of any Applicable Laws;

                9.2.22 To the best of Seller's knowledge, the Submission Materials delivered to Purchaser hereunder are all of the agreements affecting the Property and none of the Submission Materials or other documents, reports or materials delivered by Seller to Purchaser hereunder are false, misleading, inaccurate or incomplete in any material manner;

                9.2.23 Neither Seller nor, to Seller's knowledge, Lender, is in default under any Existing Financing Documents. The Existing Financing is not "cross-collateralized" or "cross-defaulted" with any other indebtedness. The Schedule delivered by Seller to Purchaser pursuant to
        Section 5.1.18 is true and correct as of the date it is delivered to Purchaser; and

                9.2.24 Seller is not in default under any other agreements to which it is a party or by which it is bound and which in any way affects the Property.

        9.3 Seller acknowledges and agrees that Purchaser has and will rely upon the covenants, agreements, representations, and warranties set forth in this Agreement in purchasing the Property and that said covenants, agreements, representations, and warranties are essential conditions but for which Purchaser would not acquire the Property. The covenants, agreements, representations, and warranties herein contained shall be binding upon Seller, its successors, assigns, and legal representatives, shall inure to the benefit of Purchaser, its successors, assigns and legal representatives, and shall survive the Closing of the sale and purchase of the Property for a period of one (1) year thereafter.

        9.4     Purchaser hereby represents and warrants to Seller as follows:

                9.4.1 Purchaser is a limited liability company duly authorized and validly existing under the laws of the State of Delaware;

                9.4.2 Purchaser has or will have the power and authority to enter into this Agreement and deliver the Purchase Price and other items called for upon Closing, and the party signing this Agreement on behalf of Purchaser has the power and authority to sign this Agreement on behalf of Purchaser; and

                9.4.3 Neither the execution nor delivery of this Agreement by Purchaser will result in a violation or breach of any term or provision or constitute a default under any agreement to which Purchaser is a party.

        9.5 In the event that either party should discover prior to the Closing Date that any representation or warranty made by it is untrue or inaccurate, it shall promptly inform the other party in writing of its discovery. Each party's obligation to consummate this transaction is expressly conditioned (which condition may be waived by the party to whose benefit the representation or warranty is made) upon the lack of any material variance with respect to the truth and accuracy of all warranties and representations as of the Closing Date which are made by the other party. If any of Seller's representations and warranties are untrue or inaccurate, and Purchaser elects to terminate this Agreement because of same, Purchaser shall be entitled to a refund of the Earnest Money, plus all accrued interest thereon.

                                    ARTICLE X
                               FURTHER INSTRUMENTS

        Seller will whenever and as often as it shall be reasonably requested so to do by Purchaser, and Purchaser will whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyance, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

                                   ARTICLE XI
                                   COMMISSIONS

        11.1 Seller and Purchaser hereby agree and acknowledge that Smith Equities Corporation, representing Seller (the "AGENT") is the sole agent, finder, broker or advisor in regard to the transaction contemplated by this Agreement and if, as and when the transaction contemplated hereby is fully closed, consummated and recorded, Seller shall pay a commission to Agent pursuant to a separate written agreement between Seller and Agent. Each party hereto represents to the other that, except as set forth above with respect to the Agent, it has not authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder and that it has not dealt with any broker or finder purporting to act for any other party.

        11.2 Each party hereto agrees to indemnify and hold harmless the other party from and against any and all liabilities, costs, damages and expenses of any kind or character arising from any claims for brokerage or finder's fees, commissions or other similar fees in connection with the transactions covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by such party or on its behalf.

                                   ARTICLE XII
                        TERMINATION, DEFAULT AND REMEDIES

        12.1 If this Agreement is terminated because of a failure of one or more of the covenants, conditions or agreements contained in this Agreement, or because of any specific right of Purchaser to terminate this Agreement, including without limitation those termination rights contained in Article IV,
Article V, Article VII, Article VIII, Article IX or Article XIII hereof (hereinafter referred to as a "PERMITTED Termination"), the Earnest Money, and all accrued interest thereon, shall be immediately returned to Purchaser, whereupon neither party shall have any further rights or obligations hereunder.

        12.2 In the event that any of the Seller's representations or warranties contained herein are untrue or if Seller shall have failed to have performed any of the covenants and/or agreements contained herein which are to be performed by Seller, Purchaser may, at its option and as its sole remedy either (a) terminate this Agreement by giving written notice of termination to Seller and Escrow Agent and receive a full and immediate refund of any and all Earnest Money and accrued interest thereon; or (b) seek to enforce specific performance of this Agreement. Nothing herein shall be deemed to limit Purchaser's remedies in the event of a breach of any representation or warranty by Seller following the Closing.

        12.3 If Purchaser fails to close the transaction contemplated hereby for any reason other than a Permitted Termination, Seller shall be entitled to receive the Earnest Money as liquidated damages as Seller's sole and exclusive remedy for such failure, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Purchaser's default under this Agreement. SELLER AND PURCHASER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER WOULD SUFFER IF THE PURCHASE AND SALE CONTEMPLATED BY THIS AGREEMENT IS NOT CONSUMMATED BY REASON OF PURCHASER'S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT. SELLER AND PURCHASER FURTHER AGREE THAT THE EARNEST MONEY CONSTITUTES A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT WHICH SELLER WOULD SUFFER IN THE EVENT OF SUCH A DEFAULT BY PURCHASER.

                                  ARTICLE XIII
                                  RISK OF LOSS

        Risk of all loss, destruction, or damage to the Property, or any portion thereof, from any and all causes whatsoever until consummation of the Closing shall be borne by Seller. In the event that any portion of the Improvements, Personal Property, or the Land are damaged by fire or other casualty, or all or any portion of the Land or Improvements is condemned or taken by eminent domain by any competent authority for any public or quasi-public use or purpose, or preliminary steps in such condemnation for eminent domain proceedings shall have been taken before the Closing Date, Seller shall give immediate notice thereof to Purchaser. In the event that any such casualty or condemnation (or threat thereof) does or could result in damages costing more than an amount equal to five percent (5%) of the Purchase Price to repair or replace, or have an adverse effect on the access to or use of the Property (a "Material Casualty or Condemnation"), Purchaser, at its option, may terminate this Agreement by written notice to Seller prior to or at the Closing, in which event the Earnest Money shall be returned to Purchaser and, thereafter, neither Seller nor Purchaser shall have any further duties or obligations hereunder. In the event that (i) such casualty or condemnation (or threat thereof) is not a Material Casualty or Condemnation, or (ii) such casualty or condemnation (or threat thereof) is a Material Casualty or Condemnation, but Purchaser elects not to terminate this Agreement as aforesaid, then the Closing shall take place as provided herein without abatement of the Purchase Price, and Seller shall assign to Purchaser at Closing all of the rights and interests of Seller in and to any insurance proceeds or condemnation awards which may be paid or payable to Seller on account of any such occurrence; provided, however, that Seller shall pay to Purchaser in cash at Closing the amount of any deductible under any existing insurance policies applicable to such occurrence.

                                   ARTICLE XIV
                                     NOTICES

        14.1 Any notice, request, demand, instruction or other communication to be given to either party hereunder, except those required to be delivered at Closing, shall be in writing, and shall be deemed to be delivered, whether actually received or not, upon (i) personal delivery, (ii) three (3) days after deposit of both the original and the copy, as provided below, in a regularly maintained official depository of the United States Mail located in the continental United States, and sent by registered or certified mail, postage prepaid, return receipt requested, or (iii) transmission via facsimile transmission, addressed as follows:

  IF TO PURCHASER:                                With Copy To:

  ACC OP Acquisitions LLC                         Glast, Phillips & Murray, P.C.
  805 Las Cimas Parkway, Suite 400                2200 One Galleria Tower
  Austin, Texas 78746                             13355 Noel Road
  Attention: Brian Winger and William Talbot      Dallas, Texas 75240
  Fax: 512-732-2450                               Attention: R. Craig Warner
  Phone: 512-732-1000                             Fax: 972-419-8329
                                                  Phone: 972-419-8314

  IF TO SELLER:                                   With Copy To:

  College Club Apartments at Tallahassee, L.L.C.  M. Julian Proctor, Jr.
  215 East Fifth Avenue                           Ausley & McMullen
  Tallahassee, FL 32303                           227 S. Calhoun Street
  Attention: Thomas C. Proctor, Sr.               Tallahassee, Florida 32301
  Fax: 850-681-2665                               Fax: 850-222-7139
  Phone: 850-878-0852                             Phone: 850-425-5300

        Any notice hereunder sent by counsel to either Purchaser or Seller hereunder shall be deemed transmitted by the Seller or Purchaser, respectively.

        14.2 The addresses and addressees for the purpose of this article may be changed by either party by giving notice of such change to the other party in the manner provided herein for giving notice. For the purpose of changing such addresses or addressees only, unless and until such written notice is actually received, the last address and addressee stated herein shall be deemed to continue in effect for all purposes.

                                   ARTICLE XV
                                ENTIRE AGREEMENT

        This Agreement and the exhibits attached hereto contain the entire agreement between the parties, and no promise, representation, warranty, or covenant not included in this Agreement or any such referenced agreements has been or is relied upon by either party. Each party has relied upon its own examination of the full Agreement and the provisions thereof, and the counsel of its own advisors, and the warranties, representations, covenants, and agreements expressly contained in this Agreement. No modification or amendment of this Agreement shall be of any force or effect unless made in writing and executed by both Purchaser and Seller. In the event that any litigation arises hereunder, it is specifically stipulated that this Agreement shall be interpreted and construed according to the laws of the State of Florida. Further, the prevailing party in any litigation between the parties shall be entitled to recover, as a part of its judgment, reasonable attorneys' fees and costs of suit. The parties agree that the venue for any action or lawsuit arising under this Agreement shall be the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida.

                                   ARTICLE XVI
                                  MISCELLANEOUS

        16.1 The article headings contained in this Agreement are for purposes of identification only and shall not be considered in construing this Agreement.

        16.2 This Agreement, and the rights and obligations of Purchaser hereunder, may be assigned by Purchaser to any related party or affiliate of Purchaser at any time prior to Closing. In the event of any such assignment, the original party designated as the Purchaser shall be released from all duties and obligations hereunder and Seller agrees to close the transaction contemplated hereunder with the assignee of Purchaser. This Agreement may not be assigned by Seller.

        16.3 All references in this Agreement to "the date hereof" or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed and received a fully executed copy of this Agreement. This Agreement constitutes an offer by Purchaser to purchase the Property on the terms and conditions and for the Purchase Price specified herein. Unless sooner terminated or withdrawn by notice in writing to Seller, this offer shall automatically lapse and terminate at 5:00 p.m. Central Time on September 23, 2004, unless, prior to such time, Seller has returned to Escrow Agent two (2) fully executed copies of this Agreement.

        16.4 Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

        16.5 This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

        16.6 All exhibits described in this Agreement are by this reference fully incorporated herein and made a part hereof by reference for all purposes.

        16.7 This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns whenever the context so requires or admits.

        16.8 Title Company hereby agrees to (a) timely file a return with the Internal Revenue Service on Form 1099-B or such other form as instructed by the Internal Revenue Service showing the gross proceeds of this transaction, the recipient thereof and such other information as the Internal Revenue Service may by form or regulation require from time to time, and (b) furnish both Seller and Purchaser with a written statement showing the name and address of the Title Company and the information shown on such return with respect to the transaction. This return shall be filed to ensure that the parties to this transaction will be in compliance with Section 6045(e) of the Internal Revenue Code, as amended from time to time and as further set forth in any regulations promulgated thereunder.

        16.9 Neither Seller nor Purchaser shall, without the written consent of the other, publicize this Agreement or the sale contemplated by this Agreement. All news and press releases, advertisements, and other public dissemination concerning this Agreement or the sale contemplated by this Agreement shall be jointly coordinated by Seller and Purchaser and shall be subject to both Seller's and Purchaser's written approval. Seller shall not disclose to any third party (other than Seller's lender, employees, agents, attorneys, investors and brokers, all of which shall be advised of the requirements of this Section 16.9) the terms of this Agreement, including without limitation the Purchase Price, and such agreement on the part of Seller shall survive the Closing Date and shall not merge into the closing of this transaction. Notwithstanding the foregoing, this Article shall not be deemed to prevent the disclosure following the Closing of information which is readily available to the public at large.

        16.10 Notwithstanding anything set forth or implied herein to the contrary, Seller agrees to look solely to Purchaser for the duties, obligations, responsibilities and liabilities of Purchaser hereunder and under all of the documents executed pursuant hereto and neither the constituent partners of Purchaser nor any partners, members, managers, shareholders, officers, directors, beneficiaries, trustees or employees of Purchaser or the constituent partners of Purchaser shall be liable or responsible for any duty, obligation, responsibility or liability of Purchaser hereunder.

        16.11 Notwithstanding anything set forth or implied herein to the contrary, Purchaser agrees to look solely to the Seller for the duties, obligations, responsibilities and liabilities of Seller hereunder and under all the documents executed pursuant hereto and neither the constituent partners of Seller nor any partners, members, managers, shareholders, officers, directors, beneficiaries, trustees or employees of Seller or the constituent partners of Seller shall be liable or responsible for any duty, obligation, responsibility or liability of Seller hereunder.

        EXECUTED by Purchaser the 21st day of September, 2004.

                                              PURCHASER:

                                              ACC OP ACQUISITIONS LLC


                                              By:    /s/ William Bayless
                                                     ---------------------------
                                              Name:  William Bayless
                                                     ---------------------------
                                              Title: President
                                                     ---------------------------

        EXECUTED by Seller the 22nd day of September, 2004.


                                              SELLER:

                                              COLLEGE CLUB APARTMENTS AT
                                              TALLAHASSEE, L.L.C., a Florida
                                              limited liability company



                                              By: /s/ Thomas C. Proctor, Sr.
                                                  ------------------------------
                                                  Thomas C. Proctor, Sr.
                                                  Managing Member